Exhibit 99.1

COPsync Announces 1-for 50 Reverse Stock Split

DALLAS, TX – October 13, 2015 (GLOBE NEWSWIRE) – COPsync, Inc. (OTCQB: COYN), which operates the nation’s only law enforcement in-car information sharing and communication network and the COPsync911 threat alert service for schools, government buildings, hospitals and other potentially at-risk facilities, announced a 1-for-50 reverse split of its common stock that will be effective at 12:01 A.M. on Wednesday, October 14, 2015, with a simultaneous record date, and in effect at the opening of trading on the OTCQB tier of the OTC Markets on Wednesday, October 14, 2015. The reverse stock split was approved by the company's shareholders by written consent on July 7, 2015 and the specific ratio was subsequently determined at a meeting of the company’s Board of Directors on September 9, 2015.

The reverse stock split was implemented to help the company become eligible for listing on The NASDAQ Capital Market (“NASDAQ”). The company has applied for listing on NASDAQ because it expects that the listing will broaden the company’s shareholder base to include more institutional investors and larger retail investors and also improve liquidity in the company’s securities.  The company can provide no assurance, however, that the uplisting will be approved and, even if approved, that the expected benefits of uplisting will be realized.

At the effective time of the reverse stock split, every 50 shares of the company’s common stock will be converted into one newly issued share of the company’s common stock, without any change in the par value per share.

The reverse stock split will reduce the number of shares of the company’s outstanding common stock from 208,588,818 to approximately 4,171,806 shares. Proportional adjustments will be made to the company’s outstanding stock options and outstanding warrants. The number of authorized shares of the company's common stock will remain at 500,000,000 shares.

Each holder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split shall receive an additional share of common stock.

Holders of shares of common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse split, and will see the impact of the reverse split automatically reflected in their accounts. Beneficial holders may contact their bank, broker or nominee for more information.  Holders of shares in certificate form or a combination of certificate and book-entry form do not need to take any action to exchange their stock certificates. Stockholders may continue to make sales or transfers using their old stock certificates. Upon request, we will issue new certificates to anyone who holds old stock certificates in exchange therefor.

Additional information about the reverse stock split can be found in the company's definitive information statement filed on Schedule 14C with the Securities and Exchange Commission on August 5, 2015, a copy of which is available at www.sec.gov.

About COPsync

COPsync, Inc. (OTCQB: COYN) is a technology company that improves communication between and among law enforcement officers and agencies from differing jurisdictions to help them prevent and respond more quickly to crime. The COPsync Network connects law enforcement officers and agencies to a common communications system, which gives officers instant access to actionable, mission-critical data and enables them to share information and communicate in real-time with other officers and agencies, even those hundreds and thousands of miles away. The Network's companion, COPsync911 threat alert system, enables schools, courts, hospitals, government buildings, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts directly to local law enforcement officers in their patrol cars in the event of a crisis, thereby speeding first responder response times and saving minutes when seconds count. The COPsync Network saves officer and citizen lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The COPsync Network also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports. The company also sells VidTac(R), an in-vehicle, software-driven video system for law enforcement. Visit www.copsync.com and www.copsync911.com for more information.

Statements in this release that are not purely historical facts or that depend upon future events, including statements about forecasts of earnings, revenue, product development, sales or other statements about anticipations, beliefs, expectations, intentions, plans or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, “…because it expects that the listing will broaden the company’s shareholder base to include more institutional investors and larger retail investors and also improve liquidity in the company’s securities.” Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based on information available to the Company on the date this release was issued. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s ability to obtain and retain customers and development, implementation and acceptance of its products and services. The Company may not succeed in adequately addressing and managing these and other risks. Further information regarding factors that could affect the Company’s financial, operating and other results can be found in the risk factors section of the Company’s filing on Form 10-K for 2014 and other filings the Company may make with the Securities and Exchange Commission from time-to-time.

Contact:

Ronald A. Woessner
Chief Executive Officer
972-865-6192
invest@copsync.com

Dian Griesel Int'l.
Susan Forman
212-852-3210
sforman@dgi.com